Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
630-647-7460	630-647-1074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full Year 2014 Results

Record quarterly revenue up 18 percent to $109.2 million

ITASCA, Ill., February 26, 2015 – Gogo Inc. (Nasdaq: GOGO), a leading global aero communications service provider, today announced its financial results for the fourth quarter and full year ended December 31, 2014.

Gogo reported record fourth quarter revenue of $109.2 million, up 18% year-over-year, as service revenue for the quarter increased 29% to $89.7 million. CA-NA and BA combined segment profit for Q4 2014 was a record $24.3 million, up 72% year-over-year. Q4 2014 Adjusted EBITDA, which reflects the investment we are making to grow our CA-ROW business, was $1.2 million, up from negative $0.3 million in Q4 2013.

Revenue for full year 2014 was a record $408.5 million, up 24% over 2013, as service revenue increased 29% to $322.7 million. CA-NA and BA combined segment profit of $89 million was also a record for the Company. Gogo’s combined CA-NA and BA segment profit was up 80% year-over-year. Adjusted EBITDA for 2014, which reflects the investment we are making to grow our CA-ROW business, was $10.8 million, up 29% from 2013.

“We are very pleased with the financial and operating performance we delivered in Q4 and full year 2014, as we continued to see strong demand for our connectivity and wireless entertainment products and services across business segments,” said Gogo’s President and CEO, Michael Small. “With approximately 9,000 aircraft online, representing approximately 20 percent of global aircraft, Gogo has the largest number of connected aircraft in the world. Furthermore, our record number of more than 1,000 commercial aircraft awarded but not yet installed demonstrates global airlines’ growing recognition of Gogo’s industry-leading technologies and operational capabilities, which we believe position us well for continued long-term growth,” added Mr. Small.

Q4 2014 Consolidated Financial Results

•	Revenue increased to $109.2 million, up 18% from $92.6 million in Q4 2013, driven by a 29% increase in service revenue to $89.7 million. Service revenue accounted for more than 82% of the Company’s revenue in the quarter.
•	Combined segment profit of CA-NA and BA for Q4 2014 increased to $24.3 million, up 72% from $14.1 million in Q4 2013. Combined segment profit of CA-NA and BA as a percentage of those segments’ combined revenue increased to 22% for Q4 2014, up from 15% for Q4 2013.
•	Adjusted EBITDA, which reflects the investment we are making to grow our CA-ROW business, was $1.2 million, up from negative $0.3 million in Q4 2013.
•	Cash CAPEX was $12.5 million, down 48% from $23.9 million in Q4 2013, as a result of increased airborne equipment proceeds received from our airline partners.
•	As of December 31, 2014, Gogo had cash and cash equivalents of $211.2 million.

Q4 2014 Business Segment Financial Results

•	Commercial Aviation—North America (CA-NA)
•	Revenue increased to $68.3 million, up 23% from $55.4 million in Q4 2013.
•	We ended the quarter with 2,098 aircraft online, up 3% from 2,032 at December 31, 2013.
•	Average monthly service revenue per aircraft online, or ARPA, increased to $10,914, up 22% from $8,970 in Q4 2013, driven by increases in connectivity, wireless entertainment services, and other service revenue.
•	Segment profit increased to $8.2 million, up $10.2 million from a segment loss of $2.0 million in Q4 2013, due to strong revenue growth and improved operating leverage. Segment profit as a percentage of segment revenue was 12% in Q4 2014.

•	Business Aviation (BA)
•	Service revenue increased to $20.3 million, up 35% from $15.0 million in Q4 2013, and for the first time exceeded equipment revenue. Service revenue growth was driven primarily by an increase in ATG systems online and higher average ATG monthly service revenue per aircraft online.
•	We ended the quarter with 2,797 ATG systems online, up 37% from 2,047 at December 31, 2013, and 5,377 satellite systems online, up 4% from 5,175 at December 31, 2013.
•	Equipment revenue of $19.4 million was down from $22.1 million in Q4 2013, primarily due to a decrease in ATG and satellite units shipped.
•	Total revenue increased to $39.7 million, up 7% from $37.1 million in Q4 2013.
•	Segment profit of $16.1 million was unchanged from Q4 2013. Segment profit as a percentage of segment revenue was 41% in Q4 2014, down from 43% in Q4 2013. Segment profit margin was impacted by changes in product mix and higher expense related to the development of our next generation technologies.

•	Commercial Aviation—Rest of World (CA-ROW)
•	Our expansion internationally and build out of our CA-ROW business continued to progress in Q4 2014. In December 2014, we signed a definitive agreement with Virgin Atlantic Airlines to provide internet connectivity using our next generation global satellite solution, 2Ku.
•	We received the final required Supplemental Type Certificate (“STC”) from the FAA to complete the installation of Ku-band satellite based connectivity on Delta’s international fleet.
•	Our near-global Ku-band connectivity service is operational, and is capable of providing peak speeds of up to 50 Mbps to an aircraft.
•	We added 50 aircraft to end the quarter with 85 aircraft online with Ku-band service. In 2015, we expect to bring approximately 125 additional aircraft online with Ku-band service.
•	Our 2Ku solution has now been selected for either trial or adoption by six leading airlines and is on track to be commercially deployed by the end of 2015. We expect 2Ku to provide peak speeds to the aircraft of up to 70 Mbps when commercially deployed and to reach peak speeds of up to 100 Mbps following the introduction of spot beam Ku-band satellites.
•	In Q4, CA-ROW total revenue increased to $1.3 million, up $1.2 million from Q4 2013. Segment loss increased to $23.1 million from a segment loss of $14.4 million in Q4 2013, due primarily to increased satellite transponder and teleport fees and expenses related to the development and certification of our next generation products and technologies.

Full Year 2014 Consolidated Financial Results

•	Revenue increased to $408.5 million, up 24% from $328.1 million in 2013. Service revenue increased 29% to $322.7 million and equipment revenue increased 10% to $85.7 million year-over-year.
¡	CA-NA revenue increased to $250.8 million, up 26% from $199.1 million in 2013.
¡	BA revenue increased to $155.6 million, up 22% from $127.5 million in 2013.
¡	CA-ROW revenue increased to $2.1 million from $1.6 million in 2013.
•	Combined segment profit of CA-NA and BA for 2014 increased to $89.0 million, up 80% from $49.4 million in 2013. Combined segment profit of CA-NA and BA as a percentage of those segments’ combined revenue increased to 22% for 2014, up from 15% for 2013.
•	Adjusted EBITDA, which reflects the impact of the investment we are making to grow our CA-ROW business, was $10.8 million, up $2.4 million from $8.4 million in 2013.
•	Cash CAPEX decreased to $97.9 million, down 6% from $104.3 million in 2013.

Recent Developments

•	Delta Air Lines selected Gogo to provide 2Ku service on more than 250 existing mainline domestic aircraft and on new international aircraft when they enter its fleet.
•	American Airlines selected Gogo to provide in-flight connectivity on nearly 250 of American’s regional jet aircraft.
•	United Airlines selected Gogo to provide in-flight internet and wireless entertainment service on more than 200 of United’s two-cabin regional jets and agreed to trial Gogo’s 2Ku solution on five of their Premium Service aircraft.
•	Alaska Airlines launched Alaska Beyond Entertainment, its branded version of our next generation Gogo Vision technology, to provide passengers the ability to stream premium movies, TV shows and free exclusive content to their own devices.
•	We received an STC from the FAA to install our Ku-band satellite technology on Boeing 777-200ER aircraft operated by Delta Air Lines, which represented the final STC required to complete the installation of Ku-band satellite based connectivity on Delta’s international fleet.
•	The FCC granted regulatory approval to Gogo to operate its 2Ku solution on up to 1,000 aircraft.

Business Outlook

For the full year ending December 31, 2015, we are providing the following guidance:

•	Total revenue of $490 million to $510 million, growth of 20% - 25% from 2014
¡	CA-NA revenue of $300 million to $320 million, growth of 20% - 28% from 2014
¡	BA revenue of $170 million to $180 million, growth of 9% - 16% from 2014
¡	CA-ROW revenue of $15 million to $20 million
•	Adjusted EBITDA of $15 million to $25 million, growth of 39% - 131% from 2014
•	Cash CAPEX of $100 million to $120 million

“Our strong revenue growth and profitability performance in both the CA-NA and BA segments demonstrate our ability to leverage our operating infrastructure. We expect to see similar trends in our CA-ROW segment over time as both aircraft online and ARPA continue to grow fueled by the needs of the global aviation industry to connect not just the passenger but the crew and the aircraft itself,” said Gogo’s Executive Vice President and CFO Norman Smagley. “We are excited about our prospects as we continue to expand our global market share of connected aircraft, grow ARPA and leverage existing operating infrastructure across business segments and geographies,” added Mr. Smagley.

Conference Call

The fourth quarter and full year conference call will be held on February 26th, 2015 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 75810801.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. Management prepares Adjusted Net Loss and Adjusted Net Loss Per Share for investors, securities analysts and other users of our financial statements for use in evaluating our performance under our current capital structure. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Loss Per Share and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA, Adjusted Net Loss and

Adjusted Net Loss Per Share in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners; any inability to timely and efficiently roll out our technology roadmap for any reason, including regulatory delays, or the failure by our airline partners to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the loss of relationships with original equipment manufacturers or dealers; our ability to develop network capacity sufficient to accommodate current and expected growth in passenger demand; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; our ability to successfully develop and monetize new products and services, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of past or future airline mergers, including the merger of American Airlines and U.S. Airways; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures, material defects or errors in our software or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the U.S. and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; and difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this press release ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is a leading global aero-communications service provider that offers in-flight Internet, entertainment, text messaging, voice and a host of other communications-related services to the commercial and business aviation markets. Gogo has more than 2,100 commercial aircraft equipped with its services and partnerships with 10 major airlines. More than 6,600 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo also is a factory option at every major business aircraft manufacturer.

Gogo has more than 800 employees and is headquartered in Itasca, IL, with additional facilities in Broomfield, CO, and various locations overseas. Connect with us at www.gogoair.com and www.business.gogoair.com.

Gogo Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Revenue:
Service revenue	$89,705	$69,656	$322,747	$250,381
Equipment revenue	19,528	22,898	85,744	77,743

Total revenue	109,233	92,554	408,491	328,124

Operating expenses:
Cost of service revenue (exclusive of items shown below)	45,993	39,963	169,935	132,259
Cost of equipment revenue (exclusive of items shown below)	9,006	10,348	39,525	35,739
Engineering, design and development	19,039	13,747	65,120	49,687
Sales and marketing	10,542	9,299	38,625	30,597
General and administrative	22,975	19,313	81,504	69,000
Depreciation and amortization	16,866	14,291	64,451	55,509

Total operating expenses	124,421	106,961	459,160	372,791

Operating loss	(15,188)	(14,407)	(50,669)	(44,667)

Other (income) expense:
Interest income	(26)	(17)	(61)	(64)
Interest expense	8,739	7,492	32,738	29,272
Fair value derivative adjustment	—	—	—	36,305
Other income	(19)	4	9	2

Total other expense	8,694	7,479	32,686	65,515

Loss before incomes taxes	(23,882)	(21,886)	(83,355)	(110,182)
Income tax provision	229	219	1,183	1,107

Net loss	(24,111)	(22,105)	(84,538)	(111,289)
Class A and Class B senior convertible preferred stock return	—	—	—	(29,277)
Accretion of preferred stock	—	—	—	(5,285)

Net loss attributable to common stock	$(24,111)	$(22,105)	$(84,538)	$(145,851)

Net loss attributable to common stock per share—basic and diluted	$(0.28)	$(0.26)	$(0.99)	$(3.05)

Weighted average number of shares—basic and diluted	85,277	84,230	85,147	47,832

Gogo Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$211,236	$266,342
Accounts receivable, net of allowances of $774 and $162, respectively	48,509	25,690
Inventories	21,913	13,646
Prepaid expenses and other current assets	13,236	16,287

Total current assets	294,894	321,965

Non-current assets:
Property and equipment, net	363,108	265,634
Intangible assets, net	78,464	72,848
Goodwill	620	620
Long-term restricted cash	7,874	5,418
Debt issuance costs	11,296	12,969
Other non-current assets	11,384	9,546

Total non-current assets	472,746	367,035

Total assets	$767,640	$689,000

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$41,026	$22,251
Accrued liabilities	52,894	49,146
Accrued airline revenue share	13,273	9,958
Deferred revenue	20,181	11,718
Deferred airborne lease incentives	13,767	9,005
Current portion of long-term debt and capital leases	10,345	7,887

Total current liabilities	151,486	109,965

Non-current liabilities:
Long-term debt	301,922	235,627
Deferred airborne lease incentives	83,794	53,012
Deferred tax liabilities	6,598	5,770
Other non-current liabilities	26,082	14,436

Total non-current liabilities	418,396	308,845

Total liabilities	569,882	418,810

Stockholders’ equity
Common stock	9	8
Additional paid-in-capital	884,205	871,325
Accumulated other comprehensive loss	(1,200)	(425)
Accumulated deficit	(685,256)	(600,718)

Total stockholders’ equity	197,758	270,190

Total liabilities and stockholders’ equity	$767,640	$689,000

Gogo Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2014	2013
Operating activities:
Net loss	$(84,538)	$(111,289)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	64,451	55,509
Loss on asset disposals/abandonments	3,389	1,058
Deferred income taxes	828	821
Stock compensation expense	9,816	5,621
Amortization of deferred financing costs	3,173	2,832
Fair value derivative adjustment	—	36,305
Changes in operating assets and liabilities:
Accounts receivable	(23,035)	(1,015)
Inventories	(8,267)	(1,497)
Prepaid expenses and other current assets	2,070	(1,378)
Canadian ATG license payments	118	126
Deposits on satellite services	—	(4,774)
Accounts payable	8,336	2,281
Accrued liabilities	(1,816)	10,891
Accrued airline revenue share	3,315	3,697
Deferred airborne lease incentives	30,199	10,217
Deferred revenue	7,326	6,685
Deferred rent	13,290	(23)
Other non-current assets and liabilities	317	1,723

Net cash provided by operating activities	28,972	17,790

Investing activities:
Proceeds from the sale of property and equipment	32	226
Purchases of property and equipment	(132,098)	(105,228)
Acquisition of intangible assets—capitalized software	(17,465)	(16,141)
Acquisition of Airfone, includes $1.0 million in restricted cash at December 31, 2013	—	(9,344)
Increase in investing restricted cash	(2,500)	(4,565)

Net cash used in investing activities	(152,031)	(135,052)

Financing activities:
Proceeds from credit facilities	75,000	113,000
Payment of debt, including capital leases	(8,570)	(6,326)
Payment of debt issuance costs	(1,500)	(6,975)
Proceeds from initial public offering, net of underwriter commissions	—	173,910
Payment of additional offering costs	—	(3,858)
Stock-based award activities	3,065	1,305

Net cash provided by financing activities	67,995	271,056

Effect of exchange rate changes on cash	(42)	(28)

Increase (decrease) in cash and cash equivalents	(55,106)	153,766
Cash and cash equivalents at beginning of period	266,342	112,576

Cash and cash equivalents at end of period	$211,236	$266,342

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Aircraft online	2,098	2,032	2,098	2,032
Average monthly service revenue per aircraft online (ARPA)	$10,914	$8,970	$10,064	$8,375
Gross passenger opportunity (GPO) (in thousands)	77,037	73,519	313,979	294,709
Total average revenue per passenger opportunity (ARPP)	$0.88	$0.74	$0.79	$0.67
Total average revenue per session (ARPS)	$11.73	$10.29	$11.08	$10.40
Connectivity take rate	6.8%	6.9%	6.7%	6.2%

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our ATG network equipment is installed and Gogo service has been made commercially available as of the last day of each period presented.

•	Average monthly service revenue per aircraft online (“ARPA”). We define ARPA as the aggregate service revenue for the period divided by the number of months in the period, divided by the number of aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Gross passenger opportunity (“GPO”). We define GPO as the estimated aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. We calculate passenger estimates by taking the maximum capacity of flights with Gogo service, which is calculated by multiplying the number of flights flown by Gogo-equipped aircraft, as published by Air Radio Inc. (ARINC), by the number of seats on those aircraft, and adjusting the product by a passenger load factor for each airline, which represents the percentage of seats on aircraft that are occupied by passengers. Load factors are provided to us by our airline partners and are based on historical data.

•	Total average revenue per passenger opportunity (“ARPP”). We define ARPP as revenue from Gogo Connectivity, Gogo Vision, and other service revenue for the period, divided by GPO for the period.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Gogo Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Gogo Connectivity, is defined as the use by a unique passenger of Gogo Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives or unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was less than 3% of the total number of sessions.

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Aircraft online
Satellite	5,377	5,175	5,377	5,175
ATG	2,797	2,047	2,797	2,047
Average monthly service revenue per aircraft online
Satellite	$169	$162	$167	$155
ATG	2,137	1,985	2,064	1,941
Units Shipped
Satellite	125	167	561	659
ATG	226	248	943	880
Average equipment revenue per unit shipped (in thousands)
Satellite	$46	$40	$47	$40
ATG	56	61	59	55

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services in operation as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services in operation as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units shipped. We define units shipped as the number of satellite or ATG network equipment units, respectively, shipped during the period.

•	Average equipment revenue per satellite unit shipped. We define average equipment revenue per satellite unit shipped as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units shipped.

•	Average equipment revenue per ATG unit shipped. We define average equipment revenue per ATG unit shipped as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units shipped.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$68,161	$1,262	$20,282	$89,705
Equipment revenue	125	13	19,390	19,528

Total revenue	$68,286	$1,275	$39,672	$109,233

Segment profit (loss)	$8,175	$(23,061)	$16,093	$1,207

	For the Three Months Ended December 31, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$54,536	$72	$15,048	$69,656
Equipment revenue	836	—	22,062	22,898

Total revenue	$55,372	$72	$37,110	$92,554

Segment profit (loss)	$(2,018)	$(14,408)	$16,133	$(293)

	For the Year Ended December 31, 2014
	CA-NA	CA-ROW	BA	Total
Service revenue	$248,625	$2,129	$71,993	$322,747
Equipment revenue	2,128	13	83,603	85,744

Total revenue	$250,753	$2,142	$155,596	$408,491

Segment profit (loss)	$25,953	$(78,126)	$63,002	$10,829

	For the Year Ended December 31, 2013
	CA-NA	CA-ROW	BA	Total
Service revenue	$196,732	$1,392	$52,257	$250,381
Equipment revenue	2,336	168	75,239	77,743

Total revenue	$199,068	$1,560	$127,496	$328,124

Segment profit (loss)	$(1,328)	$(41,004)	$50,721	$8,389

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, and certain non-cash charges (including amortization of deferred airborne lease incentives, stock compensation expense, the write off of deferred equity financing costs, and, for periods prior to the IPO: fair value derivative adjustments, Class A and Class B Senior Convertible Preferred Stock return, and accretion of preferred stock).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31,
	2014	2013
CA-NA	$29,882	$28,421
BA	5,297	4,452
CA-ROW	10,814	7,090

Total	$45,993	$39,963

	For the Years Ended December 31,
	2014	2013
CA-NA	$115,343	$100,442
BA	19,183	14,888
CA-ROW	35,409	16,929

Total	$169,935	$132,259

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended December 31,
	2014	2013
CA-NA	$170	$1,628
BA	8,829	8,720
CA-ROW	7	—

Total	$9,006	$10,348

	For the Years Ended December 31,
	2014	2013
CA-NA	$2,186	$2,550
BA	37,332	33,096
CA-ROW	7	93

Total	$39,525	$35,739

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(24,111)	$(22,105)	$(84,538)	$(145,851)
Interest expense	8,739	7,492	32,738	29,272
Interest income	(26)	(17)	(61)	(64)
Income tax provision	229	219	1,183	1,107
Depreciation and amortization	16,866	14,291	64,451	55,509

EBITDA	1,697	(120)	13,773	(60,027)
Fair value derivative adjustments	—	—	—	36,305
Class A and Class B senior convertible preferred stock return	—	—	—	29,277
Accretion of preferred stock	—	—	—	5,285
Stock-based compensation expense	3,084	2,453	9,816	5,621
Amortization of deferred airborne lease incentives	(3,555)	(2,630)	(12,769)	(8,074)
Write off of deferred equity financing costs	—	—	—	—

Adjusted EBITDA	$1,226	$(297)	$10,820	$8,387

Adjusted Net Loss and Adjusted Net Loss Per Share:
Net loss attributable to common stock (GAAP)	$(24,111)	$(22,105)	$(84,538)	$(145,851)
Fair value derivate adjustments	—	—	—	36,305
Class A and Class B senior convertible preferred stock return	—	—	—	29,277
Accretion of preferred stock	—	—	—	5,285

Adjusted Net Loss	$(24,111)	$(22,105)	$(84,538)	$(74,984)

Basic and diluted weighted average shares outstanding (GAAP)	85,277	84,230	85,147	47,832
Adjustment of shares to our current capital structure	—	—	—	37,315

Adjusted shares outstanding	85,277	84,230	85,147	85,147

Adjusted Net Loss Per Share—basic and diluted	$(0.28)	$(0.26)	$(0.99)	$(0.88)

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(40,050)	$(27,354)	$(149,563)	$(121,369)
Deferred airborne lease incentives (2)	16,893	872	29,503	8,990
Amortization of deferred airborne lease incentives	3,503	2,630	12,508	8,074
Landlord Incentives	7,183	—	9,679	—

Cash CAPEX	$(12,471)	$(23,852)	$(97,873)	$(104,305)

(1)	See consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives associated with STCs for the years ended December 31, 2014 and 2013 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) fair value derivative adjustments, (ii) preferred stock dividends, (iii) accretion of preferred stock, (iv) stock-based compensation expense, (v) amortization of deferred airborne lease incentives and (vi) write off of deferred equity financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

More specifically, we believe the exclusion of fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock from Adjusted EBITDA is appropriate because we do not believe such items are indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock upon consummation of our IPO in June 2013.

Additionally, we believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options as determined using the Black-Scholes model varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 10 “Business Segments and Major Customers” for a description of segment profit (loss) in our consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America” for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude write off of deferred equity financing costs from Adjusted EBITDA because of the non-recurring nature of this charge.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted Net Loss represents net loss attributable to common stock before fair value derivative adjustments, Class A and Class B senior convertible preferred stock return and accretion of preferred stock. We present Adjusted Net Loss to eliminate the impact of such items because we do not consider those indicative of ongoing operating performance due to their non-recurring nature as a result of the conversion of all shares of preferred stock into shares of common stock in connection with our IPO in June 2013.

Adjusted Net Loss Per Share represents net loss attributable to common stock per share—basic and diluted, adjusted to reflect the number of shares of common stock outstanding as of December 31, 2014 under our current capital structure, after giving effect to the initial public offering and the corresponding conversion of shares of preferred stock outstanding in 2013. We present Adjusted Net Loss Per Share to provide investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance considering our current capital structure and the shares outstanding following our IPO on a consistent basis.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all, or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.